EXHIBIT 99.1

BLUE EARTH ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

Henderson, Nevada, August 14, 2014--Blue Earth, Inc. (OTCQB: BBLU) an alternative/ renewable energy and energy efficiency services company, announced its results for the second quarter of 2014.

Total consolidated revenue for the second quarter of 2014 was $3,560,572, an increase of $1,025,605 or 40.5%, when compared with consolidated revenue of $2,534,967 for the second quarter of 2013. The current revenues represent sales from the Company’s operating segments, Energy Efficiency & Technology ($1,899,764) and Construction ($1,660,808) as compared to sales of ($1,678,193) from Energy Efficiency & Technology and ($856,774) from Construction in 2013.

Energy Efficiency & Technology sales include energy efficiency retrofits through Keep Your Cool™ programs, website sales, refrigeration/HVAC services and the UPStealth™ battery backup management systems. Construction sales are from installation of renewable energy systems and installation and maintenance of HVAC systems. Energy Efficiency & Technology’s revenues were affected by a new contract with a national chain of convenience stores, increase in website sales, and sales of UPStealth™ battery backup management systems. Construction’s revenues increased due to acquisition of EPC contracts for solar generation projects in Hawaii.

Total consolidated gross profit for the second quarter of 2014 was $1,443,523 or 40.3% of revenues, compared to $836,653 or 33% of revenues for the second quarter of 2013. Energy Efficiency & Technology had a gross profit of $1,252,625 or 65.9% compared to $180,898 or 10.9% for Construction. By comparison in the second quarter of 2013, Energy Efficiency & Technology had a gross profit of $521,530 or 60.9% compared to $315,124 or 18.8% for Construction.

Total consolidated operating expenses for the second quarter of 2014 were $6,047,225, compared to $6,597,287 for the second quarter of 2013 a decrease of $550,062 or 8.3%.

Net loss for the second quarter of 2014, was $4,711,841 as compared to a net loss of $5,340,143 for the second quarter of 2013, a decrease of $628,302.  Excluding the non-cash expenses of common stock for services, amortization of intangible assets acquired for stock and stock options/warrants issued for services the loss would have been $2,112,549 and $789,664 for the second quarter of 2014 and 2013, respectively.

The net loss attributed to common shareholders was $5,808,656 in the second quarter of 2014 compared to $5,849,318 in the second quarter of 2013 due to dividends accrued on the Series C preferred stock and paid in common shares. The net loss translates to ($0.07) per basic and diluted share for the second quarter of 2014 as compared to a net loss of ($0.23) per basic and diluted share in the second quarter of 2013.

“We continue to improve our balance sheet as assets and shareholder equity are ≈$88.6M and ≈$84M respectively. Our revenues for the first six months of 2014 increased by approximately $2.1M (≈45%, $6.8M vs $4.7 M) for our energy efficiency and technology and construction operating segments. This 45% increase in revenues was less than expected for the year to date. It is anticipated that our revenue growth will be substantially higher in the last two quarters of the year. Fourth quarter revenues are expected to be the highest revenue quarter by a substantial amount.  We are pleased to see the increase in consolidated gross profit. We expect to begin generating power sales when we turn on our first CHP power plant late in the third quarter” stated Johnny R. Thomas, CEO of Blue Earth, Inc.

About BBLU

BBLU is engaged in the clean technology industry with a primary focus on the energy efficiency and renewable energy sectors.  We strive to participate in the global movement for a sustainable planet by offering products and services that will optimize energy use, reduce harmful environmental emissions and substantially reduce energy costs to our customers.  For more information about Blue Earth, Inc., please visit www.blueearthinc.com.

 Investor Relations Contact:

Blue Earth, Inc.

Liviakis Financial Communications, Inc.

John C. Francis

Michael Bayes

www.blueearthinc.com

www.liviakis.com

702.263.1808 Ext. 103

415.389.4670

jfrancis@blueearthinc.com

michael@liviakis.com

The Del Mar Consulting Group, Inc.

 Robert B. Prag, President

858-361-1786
bprag@delmarconsulting.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.